Exhibit 99.1

One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103

Contacts:

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES SECOND QUARTER 2010 EARNINGS

2010 EARNINGS GUIDANCE RAISED

ST. LOUIS, MO., Aug. 5, 2010—Ameren Corporation (NYSE: AEE) today announced second quarter 2010 net income in accordance with generally accepted accounting principles (GAAP) of $152 million, or 64 cents per share, compared to second quarter 2009 GAAP net income of $165 million, or 77 cents per share. Excluding certain items in each year, Ameren recorded second quarter 2010 core (non-GAAP) net income of $173 million, or 73 cents per share, compared to second quarter 2009 core (non-GAAP) net income of $161 million, or 75 cents per share.

“I am pleased to report that second quarter earnings exceeded our expectations and reflect both strong electricity sales and disciplined management of our costs,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “We are raising our 2010 earnings expectations to reflect year-to-date results and our continued tight controls on costs. Our utilities are focused on aligning spending with rate case outcomes and narrowing the gap between our earned and allowed rates of return. Our merchant generation segment also continues to aggressively manage costs. Further, we are maintaining our commitment to operate safely and reliably.”

Sales of electricity to native load utility customers increased 9% in the second quarter of 2010, compared to sales in the second quarter of 2009. The higher sales reflected a recovering economy, the return to full capacity, in March 2010, of a large customer’s aluminum smelter plant and warmer summer weather. Kilowatthour sales to industrial customers rose 26% and 17% excluding sales to the smelter plant. Sales to residential customers rose 4%, and sales to commercial customers rose 1%. Merchant generation revenues and margins in the second quarter of 2010 were lower than those in the second quarter of 2009 as a result of lower realized power prices and higher fuel and related transportation costs.

Operations and maintenance expenses decreased, compared to those incurred in the second quarter of 2009, despite a scheduled refueling and maintenance outage at the Callaway Nuclear

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Plant. The Callaway Plant did not have a refueling outage in 2009. The reduced expenses are attributable to disciplined cost management across all business segments. In addition, financing costs declined reflecting increased regulatory recovery of such costs. The impact on earnings per share of these positive factors was offset by higher depreciation and amortization expenses as a result of infrastructure investment and an increase in the average number of common shares outstanding, largely due to the September 2009 stock issuance.

The following items, as applicable, were excluded from second quarter 2010 and second quarter 2009 core (non-GAAP) earnings:

•

Net unrealized mark-to-market activity, primarily related to non-qualified power and fuel hedges, which decreased net income by $21 million in the second quarter of 2010 and increased net income by $8 million in the second quarter of 2009; and

•

Net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007, which reduced net income by $4 million in the second quarter of 2009.

Net income in accordance with GAAP for the six months ended June 30, 2010, was $254 million, or $1.07 per share, compared to $306 million, or $1.43 per share, for the same period in 2009. Excluding certain items in each year, Ameren recorded six-month 2010 core (non-GAAP) net income of $268 million, or $1.13 per share, compared to six-month 2009 core (non-GAAP) net income of $275 million, or $1.29 per share. A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Second Quarter		Six Months
	2010	2009	2010	2009
GAAP earnings per share	$0.64	$0.77	$1.07	$1.43
Net unrealized mark-to-market activity (gains)/losses	0.09	(0.04)	-	(0.18)
Illinois electric rate relief settlement, net	-	0.02	-	0.04
Charge for deferred tax impact of new federal healthcare laws	-	-	0.06	-
Core (non-GAAP) earnings per share	$0.73	$0.75	$1.13	$1.29

2010 Earnings Guidance

Ameren has raised its 2010 earnings guidance to reflect year-to-date earnings and continued disciplined cost management. The company now expects GAAP and core (non-GAAP) earnings to be in the range of $2.50 to $2.80 per share, compared to the prior range of $2.20 to $2.60 per share.

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Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

Ameren expects its business segments to provide the following contributions to 2010 earnings per share:

Missouri and Illinois Regulated	$2.15 - $2.30
Merchant Generation	0.35 - 0.50

2010 Earnings Guidance Range	$2.50 - $2.80

Ameren’s earnings guidance for 2010 assumes normal weather for the second half of the year and is subject to the effects of, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Segment Earnings

Core (non-GAAP) earnings for the Missouri regulated operations were $114 million in the second quarter of 2010, compared to $80 million in the second quarter of 2009. The improvement in core (non-GAAP) earnings was primarily due to a 9% increase in electricity sales to native load customers as a result of warmer summer weather, a recovering economy and the return to full capacity of the segment’s largest customer, the Noranda Aluminum smelter plant. In addition, financing costs declined reflecting increased regulatory recovery of such costs. Further, non-plant operations and maintenance expenses were lower due to disciplined cost management. The impact of these positive factors was reduced by higher plant operations and maintenance expenses reflecting the previously discussed refueling and maintenance outage at the Callaway Nuclear Plant. GAAP earnings were $113 million in the second quarter of 2010 versus $82 million in the second quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and also by a loss from net unrealized mark-to-market activity recorded in the second quarter of 2010 versus a gain recorded in the second quarter of 2009.

Illinois Regulated Segment Earnings

Core (non-GAAP) earnings for the Illinois regulated operations were $46 million in the second quarter of 2010, compared to $17 million in the second quarter of 2009. The improvement in core (non-GAAP) earnings was primarily due to a 9% increase in electricity sales as a result of a

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recovering economy and warmer summer weather. Earnings also benefited from significantly lower storm-related costs, aggressive cost management and increased electric delivery rates. GAAP earnings were $46 million in the second quarter of 2010 versus $15 million in the second quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and also by a second quarter 2009 charge related to the Illinois electric settlement agreement reached in 2007.

Merchant Generation Segment Earnings

Core (non-GAAP) earnings for the merchant generation operations were $17 million in the second quarter of 2010, compared to $73 million in the second quarter of 2009. The decline in core (non-GAAP) earnings was largely due to lower realized power prices and higher fuel and related transportation costs. In addition, financing and depreciation expenses increased. The impact of these factors was mitigated by reduced operations and maintenance expenses reflecting aggressive cost management. GAAP losses were $2 million in the second quarter of 2010 versus GAAP earnings of $75 million in the second quarter of 2009. The GAAP earnings comparison was impacted by the factors mentioned above and also by a loss from net unrealized mark-to-market activity in the second quarter of 2010, compared to a gain in the second quarter of 2009, and a second quarter 2009 charge related to the Illinois electric settlement agreement reached in 2007.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Thursday, Aug. 5, to discuss second quarter 2010 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q2 2010 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Webcasts and presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Aug. 5 through Aug. 12, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 354083.

About Ameren

With assets of approximately $24 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of 16,900 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: net unrealized mark-to-market gains or losses and the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending AmerenUE natural gas rate proceeding and the rehearings or appeals related to the AmerenCIPS, AmerenCILCO and AmerenIP 2010 rate order and to AmerenUE’s 2009 and 2010 electric rate orders, and future rate proceedings or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;

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•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;
•	our assessment of our liquidity;
•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	the impact of weather conditions and other natural phenomena on us and our customers;
•	the impact of system outages;
•	generation, transmission, and distribution asset construction, installation and performance;
•

the recovery of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating licensing application for a second unit at its Callaway nuclear plant;

•	impairments of long-lived assets or goodwill;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;
•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings;
•	acts of sabotage, war, terrorism or intentionally disruptive acts; and
•

conditions to, and the timetable for, completion of the merger of AmerenCILCO and AmerenIP with and into AmerenCIPS and the other transactions contemplated in connection with the merger, and the associated transaction costs, as well as the distribution of AmerenEnergy Resources Generating Company common stock to Ameren and the subsequent contribution of the AmerenEnergy Resources Generating Company stock to Ameren Energy Resources Company, LLC.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	3,119	3,045	7,175	6,742
Commercial	3,751	3,621	7,286	7,094
Industrial	2,192	1,731	4,198	3,360
Other	537	446	1,184	622

Native load subtotal	9,599	8,843	19,843	17,818
Off-system sales	1,444	3,051	3,518	6,301

Subtotal	11,043	11,894	23,361	24,119

Illinois Regulated
Residential
Power supply and delivery service	2,797	2,646	6,023	5,594
Commercial
Power supply and delivery service	1,077	1,426	2,297	2,795
Delivery service only	1,860	1,561	3,660	3,051
Industrial
Power supply and delivery service	418	126	651	239
Delivery service only	2,968	2,581	5,529	5,185
Other	125	141	269	278

Native load subtotal	9,245	8,481	18,429	17,142

Merchant Generation
Non-affiliate energy sales	7,402	6,168	14,318	11,713
Affiliate native energy sales	344	1,032	959	2,307

Subtotal	7,746	7,200	15,277	14,020

Eliminate affiliate sales	(344)	(1,032)	(959)	(2,307)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,250)	(1,356)	(2,403)	(2,661)

Ameren Total	26,440	25,187	53,705	50,313

Electric Revenues (in millions):
Missouri Regulated
Residential	$285	$261	$524	$470
Commercial	265	244	443	411
Industrial	103	84	175	143
Other	38	45	82	56

Native load subtotal	691	634	1,224	1,080
Off-system sales	46	91	120	224

Subtotal	$737	$725	$1,344	$1,304

Illinois Regulated
Residential
Power supply and delivery service	$313	$288	$615	$567
Commercial
Power supply and delivery service	105	141	217	275
Delivery service only	31	22	60	43
Industrial
Power supply and delivery service	14	7	29	8
Delivery service only	11	9	19	17
Other	4	16	24	67

Native load subtotal	$478	$483	$964	$977

Merchant Generation
Non-affiliate energy sales	$345	$322	$663	$626
Affiliate native energy sales	59	103	132	219
Other	(19)	(5)	18	27

Subtotal	$385	$420	$813	$872

Eliminate affiliate revenues	(67)	(113)	(148)	(243)

Ameren Total	$1,533	$1,515	$2,973	$2,910

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Electric Generation - megawatthours (in millions):
Missouri Regulated	10.9	11.7	23.2	24.0
Merchant Generation
Ameren Energy Generating Company (Genco)*	5.2	5.0	10.7	10.3
AmerenEnergy Resources Generating Company (AERG)	1.8	1.6	3.8	3.0
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	0.1	0.1

Subtotal	7.0	6.6	14.6	13.4

Ameren Total	17.9	18.3	37.8	37.4

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.660	1.387	1.517	1.355
Merchant Generation	2.276	2.010	2.242	1.983

Gas Sales - decatherms (in thousands)
Missouri Regulated	968	1,446	7,217	6,883
Illinois Regulated	9,627	11,030	55,291	54,171
Other	100	1,164	399	3,257

Ameren Total	10,695	13,640	62,907	64,311

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$113	$82	$140	$103
Illinois Regulated	46	15	79	40
Merchant Generation	(2)	75	42	168
Other	(5)	(7)	(7)	(5)

Ameren Total	$152	$165	$254	$306

		June 30, 2010		December 31, 2009
Common Stock:
Shares outstanding (in millions)		239.1		237.4
Book value per share		$33.42		$33.08

Capitalization Ratios:
Common equity		51.0%		50.3%
Preferred stock		1.2%		1.3%
Debt, net of cash		47.8%		48.4%

*	Effective January 1, 2010, Genco acquired an 80% ownership interest in Electric Energy, Inc. (EEI) from an Ameren subsidiary as a result of an internal reorganization. All periods presented reflect the combined generation of Genco and EEI.

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating Revenues:
Electric	$1,533	$1,515	$2,973	$2,910
Gas	171	169	647	690

Total operating revenues	1,704	1,684	3,620	3,600

Operating Expenses:
Fuel	286	287	579	561
Purchased power	268	219	539	452
Gas purchased for resale	83	83	416	466
Other operations and maintenance	446	451	862	872
Depreciation and amortization	190	182	377	356
Taxes other than income taxes	100	97	218	207

Total operating expenses	1,373	1,319	2,991	2,914

Operating Income	331	365	629	686

Other Income and Expenses:
Miscellaneous income	24	17	46	33
Miscellaneous expense	2	7	9	11

Total other income	22	10	37	22

Interest Charges	115	124	247	242

Income Before Income Taxes	238	251	419	466

Income Taxes	83	83	158	153

Net Income	155	168	261	313

Less: Net Income Attributable to Noncontrolling Interests	3	3	7	7

Net Income Attributable to Ameren Corporation	$152	$165	$254	$306

Earnings per Common Share - Basic and Diluted	$0.64	$0.77	$1.07	$1.43

Average Common Shares Outstanding	238.4	213.6	238.0	213.1

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$506	$622
Accounts receivable - trade, net	466	424
Unbilled revenue	414	367
Miscellaneous accounts and notes receivable	208	318
Materials and supplies	676	782
Mark-to-market derivative assets	166	121
Current regulatory assets	274	110
Other current assets	120	98

Total current assets	2,830	2,842

Property and Plant, Net	17,747	17,610
Investments and Other Assets:
Nuclear decommissioning trust fund	289	293
Goodwill	831	831
Intangible assets	113	129
Regulatory assets	1,441	1,430
Other assets	664	655

Total investments and other assets	3,338	3,338

TOTAL ASSETS	$23,915	$23,790

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$354	$204
Short-term debt	-	20
Accounts and wages payable	465	694
Taxes accrued	129	54
Interest accrued	123	110
Customer deposits	98	101
Mark-to-market derivative liabilities	196	109
Current regulatory liabilities	97	82
Other current liabilities	298	337

Total current liabilities	1,760	1,711

Credit Facility Borrowings	690	830
Long-term Debt, Net	6,963	7,113
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,725	2,554
Accumulated deferred investment tax credits	90	94
Regulatory liabilities	1,370	1,345
Asset retirement obligations	441	429
Pension and other postretirement benefits	1,132	1,165
Other deferred credits and liabilities	544	489

Total deferred credits and other liabilities	6,302	6,076

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,476	5,412
Retained earnings	2,526	2,455
Accumulated other comprehensive loss	(13)	(16)

Total Ameren Corporation stockholders’ equity	7,991	7,853
Noncontrolling Interests	209	207

Total equity	8,200	8,060

TOTAL LIABILITIES AND EQUITY	$23,915	$23,790

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2010	2009

Cash Flows From Operating Activities:
Net income	$261	$313
Adjustments to reconcile net income to net cash provided by operating activities:
Net mark-to-market gain on derivatives	-	(56)
Depreciation and amortization	387	364
Amortization of nuclear fuel	19	25
Amortization of debt issuance costs and premium/discounts	12	7
Deferred income taxes and investment tax credits, net	175	77
Other	(28)	11
Changes in assets and liabilities:
Receivables	(36)	116
Materials and supplies	108	109
Accounts and wages payable	(125)	(204)
Taxes accrued	75	77
Assets, other	(99)	21
Liabilities, other	3	57
Pension and other postretirement benefits	33	23
Counterparty collateral, net	(69)	(21)
Taum Sauk costs, net of insurance recoveries	56	(48)

Net cash provided by operating activities	772	871

Cash Flows From Investing Activities:
Capital expenditures	(540)	(846)
Nuclear fuel expenditures	(29)	(35)
Purchases of securities - nuclear decommissioning trust fund	(118)	(288)
Sales of securities - nuclear decommissioning trust fund	110	291
Purchases of emission allowances	-	(4)
Proceeds from sale of property interests	18	-
Other	(1)	-

Net cash used in investing activities	(560)	(882)

Cash Flows From Financing Activities:
Dividends on common stock	(183)	(164)
Capital issuance costs	-	(47)
Dividends paid to noncontrolling interest holders	(5)	(16)
Short-term and credit facility borrowings, net	(160)	(209)
Redemptions, repurchases, and maturities of long-term debt	-	(250)
Issuances:
Common stock	43	47
Long-term debt	-	772
Generator advances for construction received (refunded), net	(23)	37

Net cash provided by (used in) financing activities	(328)	170

Net change in cash and cash equivalents	(116)	159
Cash and cash equivalents at beginning of year	622	92

Cash and cash equivalents at end of period	$506	$251